Exhibit 99.1

NDC Plaza
Atlanta, GA 30329-2010
404-728-2000	For Immediate Release

NDCHealth Amends Credit Facility to Gain Additional Operating Flexibility

ATLANTA, November 23, 2004 – NDCHealth Corporation (NYSE: NDC) announced today that it has amended its senior secured credit facility, modifying the total leverage and fixed charge coverage ratios to provide for greater flexibility. The amendment allows the company to incur certain restructuring costs as it implements strategies to improve its business operations and profitability.

The company expects to incur a charge of approximately $2 million in its second quarter ending November 26, 2004 related to severance and other costs associated with the elimination of certain senior management positions within the organization. The elimination of these positions allows the company to better align its resources with key opportunities and, in parts of the company, to eliminate a layer of management, bringing decision-making closer to the customers. This action was not anticipated at the beginning of the fiscal second quarter, and NDCHealth may not have been able to take this action and remain in compliance at the end of the quarter with one of the covenants of its credit facility without the amendment. The company expects adjusted earnings per share from continuing operations, before the effect of severance and related charges, in its second fiscal quarter to be between $0.04 and $0.08. A reconciliation of adjusted earnings per share to GAAP earnings per share is provided with this press release.

The company expects to be in compliance with the amended credit facility’s financial covenants for the fiscal second quarter. Merrill Lynch & Co. acted as the administrative agent.

Cautionary Information Regarding Forward-Looking Statements

This press release contains forward-looking statements related to the company’s expected adjusted earning per share results for the second quarter of fiscal 2005 and compliance with the terms of its amended credit facility. The company’s expectations are based on preliminary estimates, assumptions and projections that management believes to be reasonable at this time, but actual results may differ from these estimates due to factors beyond management’s control. All forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from those described, and are only predictions and not guarantees of performance. More detailed risk factors and cautionary statements are included in NDCHealth’s Annual Report on Form 10-K for the fiscal year ended May 28, 2004 and other company filings with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update publicly any of them in light of new information or future events.

About NDCHealth

NDCHealth is uniquely positioned in healthcare as a leading provider of point-of-care systems, electronic connectivity and information solutions to pharmacies, hospitals, physicians, pharmaceutical manufacturers and payers.

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Contact:

Robert Borchert

VP - Investor Relations

(404) 728-2906

robert.borchert@ndchealth.com

Exhibit 99.1 (cont.)

Adjusted EPS Reconciliation

NDCHealth Corporation and Subsidiaries

In light of its expected severance and related charges of approximately $2 million to be incurred in its fiscal second quarter ending November 26, 2004, the company will also report an Adjusted Earnings Per Share (EPS) result that can be compared to the EPS guidance provided by NDCHealth on September 30, 2004. The table below reconciles expected Adjusted Earnings Per Share for the three months ending November 26, 2004 to the company’s expected Earnings Per Share results that will be determined under GAAP.

	EPS Guidance
	Three Months Ending November 26, 2004
	Low End	High End
GAAP Earnings Per Share from Continuing Operations	$0.01	$0.05
Severance and Related Charges	$0.03	$0.03

Adjusted Earnings Per Share from Continuing Operations	$0.04	$0.08